Issuer Free Writing Prospectus

Dated October 4, 2010

Filed Pursuant to Rule 433

Registration Statement No. 333-154962

CBS CORPORATION

CBS OPERATIONS INC.

FINAL TERM SHEET

Issuer:	CBS Corporation

Guarantor:	CBS Operations Inc.

Securities Offered:	4.30% Senior Notes due 2021 (“2021 Notes”) 5.90% Senior Notes due 2040 (“2040 Notes”)

Size:	$300,000,000 of 2021 Notes $300,000,000 of 2040 Notes

Maturity:	February 15, 2021 for 2021 Notes October 15, 2040 for 2040 Notes

Coupon:	4.300% for 2021 Notes 5.900% for 2040 Notes

Yield to Maturity:	4.333% for 2021 Notes 5.919% for 2040 Notes

Spread to Benchmark Treasury:	T+185 bps for 2021 Notes T+220 bps for 2040 Notes

Benchmark Treasury:	UST 2.625% due August 15, 2020 for 2021 Notes UST 4.375% due May 15, 2040 for 2040 Notes

Benchmark Treasury Price and Yield:	101-7+; 2.483% for 2021 Notes 111-23; 3.719% for 2040 Notes

Price to Public:	99.732% of face amount for 2021 Notes 99.733% of face amount for 2040 Notes

Price to CBS:	99.282% of face amount for 2021 Notes 98.858% of face amount for 2040 Notes

Interest Payment Dates:	Semi annually on February 15 and August 15 commencing February 15, 2011 for 2021 Notes Semi annually on April 15 and October 15 commencing April 15, 2011 for 2040 Notes

Redemption Provisions:

Make-Whole Call:	Greater of 100% or T+30 bps for the 2021 Notes (at any time prior to November 15, 2020) Greater of 100% or T+35 bps for the 2040 Notes (at any time prior to April 15, 2040)

Par Call:	At any time on or after November 15, 2020 for the 2021 Notes At any time on or after April 15, 2040 for the 2040 Notes

Change of Control:	Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

Trade Date:	October 4, 2010

Settlement Date:	October 8, 2010 (T+4)

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000

CUSIP:	124857AE3 (2021 Notes) 124857AF0 (2040 Notes)

Ratings:*	Moody’s Investors Service: Baa3 Standard & Poor’s Ratings Services: BBB- Fitch Ratings: BBB

Trustee:	Deutsche Bank Trust Company Americas

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated Goldman, Sachs & Co. Wells Fargo Securities, LLC

Senior Co-Managers:	Deutsche Bank Securities Inc. RBS Securities Inc. SMBC Nikko Capital Markets Limited Scotia Capital (USA) Inc.

Co-Managers:	Mizuho Securities USA Inc. BNY Mellon Capital Markets, LLC Lloyds TSB Bank plc SG Americas Securities, LLC U.S. Bancorp Investments, Inc.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll-free at 1-877-858-5407, (ii) Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iv) Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, (v) Goldman, Sachs & Co. toll-free at 1-866-471-2526 and (vi) Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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